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                                                                     EXHIBIT 8.1



                                  June 4, 1996


BankAmerica Mortgage Securities, Inc.
345 Montgomery Street
Lower Level #2, Unit #8152
San Francisco, California  94104

Ladies and Gentlemen:

                 We have advised BankAmerica Mortgage Securities, Inc. (the "Company") with respect to certain federal income tax aspects of the issuance by the Company of its Mortgage Pass-Through Certificates (the "Certificates"). Such advice conforms to the description of selected federal income tax consequences for holders of the Certificates that appears under the headings "Summary of Prospectus -- Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement on Form S-3 to which this letter is an exhibit (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of the Certificates under the Act. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, insofar as such discussion contains statements of law or legal conclusions, in our opinion such discussion is accurate in all material respects.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Orrick, Herrington & Sutcliffe

                                           ORRICK, HERRINGTON & SUTCLIFFE